Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (which is expected to be filed on June 21, 2011) of EdgeWave, Inc. (formerly St. Bernard Software, Inc.), relating to the St. Bernard Software, Inc. 2006 Employee Stock Purchase Plan, of our report dated March 18, 2011 relating to the consolidated financial statements of St. Bernard Software, Inc. as of and for the years ended December 31, 2010 and 2009 included in its Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 18, 2011.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
San Diego, California
June 21, 2011